Exhibit 99.1

Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the Fourth Quarter and Fiscal 2016 and
Declares a 9% Increase in Quarterly Cash Dividend

Union City, California – April 28, 2016 - Abaxis, Inc. (NasdaqGS: ABAX), a global diagnostics company manufacturing point-of-care blood analysis instruments and consumables for the medical and veterinary markets worldwide, today reported financial results for the fourth quarter and fiscal year ended March 31, 2016.

Fourth quarter and fiscal 2016 overview:
•	Revenues from continuing operations of $57.0 million for the fourth quarter, up 10% over last year’s comparable quarter, and $218.9 million for fiscal 2016, up 8% year-over-year.
•	Diluted EPS from continuing operations of $0.36 for the fourth quarter, up 112% over last year’s comparable quarter, and $1.36 for fiscal 2016, up 49% year-over-year.
•	Diluted EPS, including discontinued operations, of $0.39 for the fourth quarter, down 22% over last year’s comparable quarter, and $1.38 for fiscal 2016, up 15% year-over-year.

Revenues highlights:
•	Medical market revenues for the fourth quarter of $9.5 million, up 10% over last year’s comparable quarter, and $37.8 million for fiscal 2016, up 7% year-over-year.
•	Veterinary market revenues for the fourth quarter of $46.6 million, up 9% over last year’s comparable quarter, and $177.7 million for fiscal 2016, up 8% year-over-year.
•	Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, for the fourth quarter of $43.1 million, up 14% over last year’s comparable quarter, and $165.0 million for fiscal 2016, up 14% year-over year.
•	Total medical and veterinary reagent disc revenues for the fourth quarter of $31.5 million, up 8% over last year’s comparable quarter, and $121.1 million for fiscal 2016, up 9% year-over-year.
•	Total medical and veterinary reagent disc sales of 2.5 million units for the fourth quarter, up 9% over last year’s comparable quarter, and 9.5 million units for fiscal 2016, up 12% year-over-year.
•	Total medical and veterinary instrument revenues for the fourth quarter of $11.1 million, down 5% over last year’s comparable quarter, and $43.0 million for fiscal 2016, down 12% year-over-year.
•	Total medical and veterinary instrument sales of 1,594 units for the fourth quarter, up 4% over last year’s comparable quarter, and 6,078 units for fiscal 2016, down 10% year-over-year.
•	North America revenues for the fourth quarter of $46.4 million, up 11% over last year’s comparable quarter, and $175.0 million for fiscal 2016, up 7% year-over-year.
•	International revenues for the fourth quarter of $10.5 million, up 3% over last year’s comparable quarter, and $43.9 million for fiscal 2016, up 12% year-over-year.

Other financial highlights:
•	Gross profit from continuing operations of $32.3 million for the fourth quarter, up 14% over last year’s comparable quarter, and $123.3 million for fiscal 2016, up 13% year-over-year.
•	Cash, cash equivalents and investments as of March 31, 2016 of $152.3 million.
•	Abaxis paid dividends of $10.0 million in fiscal 2016.
•	Abaxis repurchased 0.3 million shares of common stock at a total purchase price of $13.0 million in fiscal 2016.

Management Discussion

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We are pleased with the Company’s financial performance in the fourth quarter and the fiscal year as we achieved our 15th consecutive year of profitability.  For both the quarter and the year we achieved records in total revenues, revenues from consumables sales and medical market revenues.  We are particularly pleased with annual revenues from our VetScan Rapid Tests increasing by 81% year-over-year.  This is a relatively new business that complements our VetScan reagent discs.  We believe that our menu of expanded lateral flow tests has great potential in the coming years.  Our strong portfolio of consumable products has continued to perform at a high level generating significant cash flow, maintaining the strong financial foundation of Abaxis and enabling us to take advantage of opportunities that may present themselves.”

“We continued to have a sharp focus on process and manufacturing improvements in fiscal 2016 and generated a gross margin increase of 252 basis points from fiscal year 2015.  We set a record of 9.5 million unit sales of our reagent discs in fiscal 2016.  Total operating expenses decreased by 6% during the fourth quarter and had a positive impact on income from operations in both the fourth quarter and fiscal year 2016 with increases of 72% and 35%, respectively, over last year.  We concluded the fiscal year with $152.3 million in cash, cash equivalents and investments.”

“The continued success of Abaxis is due to the hard work and dedication of our employees to drive operational efficiencies throughout the company and deliver reliable diagnostic solutions to our customers.  I greatly appreciate their efforts.  Our point-of-care diagnostic solutions play a critically important role in accurately diagnosing the conditions of our customer’s patients in both the medical and veterinary markets.  We are proud of the speed, accuracy and reliability of our products.  We remain dedicated to developing new innovative diagnostic products, leveraging our strategic partnerships and operating the business in a prudent manner to enhance our market share globally.”

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly cash dividend of $0.12 per common share, to be paid on June 17, 2016, to all shareholders of record as of the close of business on June 3, 2016.  This represents a 9% increase compared to the prior quarterly dividend of $0.11 per common share.

Results of Continuing Operations

Quarterly Results

For the fiscal quarter ended March 31, 2016, Abaxis reported revenues from continuing operations of $57.0 million, as compared with revenues of $52.0 million for the comparable period last year, an increase of 10 percent.  Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i‑STAT analyzers, decreased by $0.6 million, or 5 percent, compared to the same period last year.  Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges and rapid tests, increased by $5.3 million, or 14 percent, over the same period last year.  Abaxis reported net income from continuing operations of $8.3 million for the fiscal quarter ended March 31, 2016, compared to $3.8 million for the fiscal quarter ended March 31, 2015.  Abaxis’ effective tax rate in the fiscal quarter ended March 31, 2016 was 33 percent, compared to 42 percent for the same period last year.  Abaxis reported diluted net income per share from continuing operations of $0.36 (calculated based on 22,810,000 shares) for the three-month period ended March 31, 2016, compared to $0.17 per share (calculated based on 22,870,000 shares) for the same period last year.

Fiscal 2016 Results

For the fiscal year ended March 31, 2016, Abaxis reported revenues from continuing operations of $218.9 million, as compared with revenues of $202.6 million for the comparable period last year, an increase of 8 percent.  Revenues from instrument sales decreased by $5.6 million, or 12 percent, compared to the prior year.  Revenues from consumables sales increased by $20.6 million, or 14 percent, over the prior year.  Abaxis reported net income from continuing operations of $31.1 million for the fiscal year ended March 31, 2016, compared to $20.8 million for the prior year.  Abaxis’ effective tax rate in the fiscal year ended March 31, 2016 was 34 percent, compared to 37 percent for the prior year.  Abaxis reported diluted net income per share from continuing operations of $1.36 (calculated based on 22,883,000 shares) for fiscal 2016, compared to $0.91 per share (calculated based on 22,787,000 shares) for fiscal 2015.

Other Reported Information

During the fourth quarter of fiscal 2016, Abaxis repurchased 0.3 million shares of common stock at a total purchase price of $13.0 million and an average per share price of $40.18.  Abaxis declared and paid a cash dividend of $0.11 per common share, or $2.5 million, to shareholders in the fourth quarter of fiscal 2016.

In March 2015, we sold our Abaxis Veterinary Reference Laboratories (“AVRL”) business to Antech Diagnostics, Inc.  The sale transaction closed on March 31, 2015.  The total purchase price under the Asset Purchase Agreement was $21.0 million in cash.  We received $20.1 million in cash proceeds during the fourth quarter of fiscal 2015, while the remaining $0.9 million ($0.6 million after-tax) was realized in the fourth quarter of fiscal 2016, upon meeting certain conditions on the one year anniversary of the closing.

Non-cash compensation expense recognized for share-based awards during the fourth quarter of fiscal 2016 was $2.9 million, compared to $2.6 million for the same period last year.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, April 28, 2016.  Participants can dial (844) 855-9498 or (412) 317-5496 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10083984, through May 5, 2016.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements.  Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets.  We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices.  For more information, visit http://www.abaxis.com.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ beliefs regarding the potential of its products in the coming years and their ability to perform at a high level, generate significant cash flow, maintain the strong financial foundation of Abaxis and enable Abaxis to take advantage of opportunities, the continued success of Abaxis, plans to develop new innovative diagnostic products, leverage strategic partnerships and operate the business in a prudent manner to enhance global market share, payment of future cash dividends, financial resources and potential for future growth, market acceptance and penetration of product offerings, and future revenues, income and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, the effect of exchange rate fluctuations on international operations, fluctuations in quarterly operating results and difficulty in predicting future results, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, dependence on sole or limited source suppliers, the market acceptance of Abaxis’ products, expansion of Abaxis’ sales and marketing and distribution efforts, dependence on key personnel, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties.  Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10‑K, and subsequently filed quarterly reports on Form 10‑Q filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2016	2015	2016	2015
Revenues	$56,960	$52,017	$218,901	$202,593
Cost of revenues	24,664	23,609	95,649	93,623
Gross profit	32,296	28,408	123,252	108,970
Operating expenses:
Research and development	4,548	4,563	18,388	16,327
Sales and marketing	10,760	11,954	42,526	42,147
General and administrative	4,683	4,717	15,984	16,192
Total operating expenses	19,991	21,234	76,898	74,666
Income from operations	12,305	7,174	46,354	34,304
Interest and other income (expense), net	77	(667)	793	(1,262)
Income from continuing operations before income tax provision	12,382	6,507	47,147	33,042
Income tax provision	4,080	2,705	16,073	12,239
Income from continuing operations	8,302	3,802	31,074	20,803
Discontinued operations:
Loss from discontinued operations, net of tax (1)	-	(153)	(3)	(1,154)
Gain on sale of discontinued operations, net of tax (1)	559	7,682	559	7,682
Net income	$8,861	$11,331	$31,630	$27,331

Net income per share:
Basic
Continuing operations	$0.37	$0.17	$1.37	$0.92
Discontinued operations	0.02	0.33	0.03	0.29
Basic net income per share	$0.39	$0.50	$1.40	$1.21
Diluted
Continuing operations	$0.36	$0.17	$1.36	$0.91
Discontinued operations	0.03	0.33	0.02	0.29
Diluted net income per share	$0.39	$0.50	$1.38	$1.20
Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,593	22,538	22,661	22,497
Weighted average common shares outstanding - diluted	22,810	22,870	22,883	22,787
Cash dividends declared per share	$0.11	$0.10	$0.44	$0.40

(1)	Represents the AVRL business within our veterinary market segment, which was sold during the fourth quarter of fiscal 2015.

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	March 31, 2016	March 31, 2015
Current assets:
Cash and cash equivalents	$88,323	$107,015
Short-term investments	41,474	26,109
Receivables, net	35,148	29,015
Inventories	35,131	36,179
Prepaid expenses and other current assets	6,351	2,893
Net deferred tax assets, current	4,810	6,575
Current assets of discontinued operations	961	2,075
Total current assets	212,198	209,861
Long-term investments	22,458	24,181
Investment in unconsolidated affiliate	2,705	2,683
Property and equipment, net	26,842	27,316
Intangible assets, net	1,324	1,491
Net deferred tax assets, non-current	3,903	3,413
Non-current assets of discontinued operations	-	12
Other assets	1,950	107
Total assets	$271,380	$269,064

Current liabilities:
Accounts payable	$7,292	$7,277
Accrued payroll and related expenses	8,349	11,094
Accrued taxes	1,145	4,829
Current liabilities of discontinued operations	112	5,536
Other accrued liabilities	9,393	9,804
Deferred revenue	1,600	1,322
Warranty reserve	1,281	1,423
Total current liabilities	29,172	41,285
Non-current liabilities:
Deferred revenue	2,274	3,219
Warranty reserve	1,927	1,733
Net deferred tax liabilities	384	310
Notes payable, less current portion	379	480
Other non-current liabilities	932	1,843
Total non-current liabilities	5,896	7,585
Total liabilities	35,068	48,870
Shareholders' equity:
Common stock	127,016	132,559
Retained earnings	109,303	87,643
Accumulated other comprehensive loss	(7)	(8)
Total shareholders' equity	236,312	220,194
Total liabilities and shareholders' equity	$271,380	$269,064

Revenues by Geographic Region and Customer Group
(Unaudited and in thousands)

The following table presents our revenues by source for the three and twelve months ended March 31, 2016 and 2015.

	Three Months Ended March 31,		Twelve Months Ended March 31,
Revenues by Geographic Region	2016	2015	2016	2015
North America	$46,423	$41,776	$175,019	$163,308
International	10,537	10,241	43,882	39,285
Total revenues	$56,960	$52,017	$218,901	$202,593

	Three Months Ended March 31,		Twelve Months Ended March 31,
Revenues by Customer Group	2016	2015	2016	2015
Medical Market	$9,528	$8,657	$37,845	$35,364
Veterinary Market	46,583	42,564	177,667	164,018
Other	849	796	3,389	3,211
Total revenues	$56,960	$52,017	$218,901	$202,593